Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of June 30, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of June 30, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $1,826,813)	$1,833,984
Cash and cash equivalents	182,157
Other assets	147,601
Other liabilities	(213,709)
Distribution payable	(9,690)
Accrued performance fee	(2)
Management fee payable	(1,453)
Net Asset Value	$1,938,888
Number of outstanding shares	76,204,317

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of June 30, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of June 30, 2026
Series I
A-I Shares	$40,949	1,630,670	$25.11
F-I Shares	$116,997	4,631,264	$25.26
F-S Shares	$3	110	$25.42
P-I Shares	$567	22,803	$24.88
P-S Shares	$8,823	354,790	$24.87
E Shares	$157	6,186	$25.46
T-I Shares	$47,952	1,882,048	$25.48
T-S Shares	$74,048	2,913,556	$25.41
I Shares	$22,849	899,167	$25.41
S Shares	$3	110	$25.54
V Shares	$1	40	$25.70
Series II
A-I Shares	$80,333	3,193,828	$25.15
F-I Shares	$428,781	16,922,538	$25.34
F-S Shares	$71	2,808	$25.28
P-I Shares	$1,371	53,103	$25.82
P-S Shares	$202,301	7,945,447	$25.46
E Shares	$54,616	2,199,350	$24.83
T-I Shares	$152,149	5,925,375	$25.68
T-S Shares	$169,347	6,639,073	$25.51
I Shares	$324,164	12,660,159	$25.61
S Shares	$537	20,946	$25.65
BD Shares	$212,868	8,300,906	$25.64
V Shares	$1	40	$25.60
Total	$1,938,888	76,204,317

Effective for any Net Asset Value struck as of a date on or after July 1, 2026, the Company will update the calculation methodology it uses to calculate the price per share of each of its share types, for the purposes of both subscriptions and repurchases, using a transactional net asset value (“Transactional Net Asset Value”). The current Net Asset Value (“GAAP Net Asset Value”) is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Transactional Net Asset Value will be calculated by adjusting GAAP Net Asset Value as of each relevant valuation date for some or all of the following, as applicable, (i) the recognition of the shareholder servicing fees and distribution fees on a monthly basis as such fees are accrued, (ii) the exclusion of certain deferred tax liabilities that, although required to be recognized under GAAP, are not expected to be incurred by the Company based on anticipated income, available deductions and the timing of realization events, and (iii) the amortization of certain organizational and offering expenses over a 60-month period.